Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     We have read the statements regarding the change in independent public accountants included in Form N-SAR of Unified Series Trust, dated July 30, 2003, and we agree with the statements concerning our Firm.



                                                   Crowe Chizek and Company LLC

Indianapolis, Indiana
July 30, 2003